CONFLICT MINERALS REPORT

Delta Apparel, Inc.
In Accord With Rule 13p-1 Under The Securities Exchange Act of 1934

This Specialized Disclosure Report on Form SD ("Report") is presented by Delta Apparel, Inc. (“Company”, "we", "us", or "our") to comply with Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period January 1, 2018, to December 31, 2018. Rule 13p-1 requires disclosure of certain information by registrants who manufacture or contract to manufacture products for which the minerals specified in Rule 13p-1 are necessary to the functionality or production of such products. The specified minerals are gold, columbite-tantalite (coltan), cassiterite and wolframite, including their derivatives, which are limited to tantalum, tin and tungsten (collectively “3TG”). For purposes of Rule 13p-1, the “Covered Countries” are the Democratic Republic of the Congo and any country with which it shares an internationally recognized border. These requirements apply regardless of the geographic origin of the 3TG within the registrant's products and regardless of whether the 3TG in such products funds armed conflict.

The information contained in this Report includes the activities and operations of all of the Company's subsidiaries and affiliates that are required to be consolidated. Consistent with the provisions of Rule 13p-1, neither this Report nor the below-referenced reasonable country of origin inquiry has been audited by a third party.

Company Overview

Delta Apparel, Inc. is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of core activewear and lifestyle apparel and related accessory products. We specialize in selling casual and athletic products through a variety of distribution channels and distribution tiers, including department stores, mid and mass channels, e-retailers, sporting goods and outdoor retailers, independent and specialty stores, and the U.S. military.   Our products are also made available direct-to-consumer at our branded retail stores and on our websites at www.saltlife.com, www.coastapparel.com, www.soffe.com and www.deltaapparel.com. Certain of the Company’s operations manufacture, or contract to manufacture, products that contain 3TG, although such products comprise only a very small part of the Company's overall product offering and the amount and value of 3TG in such products is minimal.

Company Policy Regarding Conflict Minerals

We have adopted the following policy with respect to conflict minerals:

DELTA APPAREL, INC. CONFLICT MINERALS POLICY

Introduction

In 2010, Congress enacted the conflict minerals provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank Act") to address the exploitation and trade of certain minerals that contribute to violence and human rights abuses in the Democratic Republic of the Congo ("DRC") and neighboring countries. The U.S. Securities and Exchange Commission adopted rules implementing the conflict minerals provisions of the Dodd-Frank Act ("Conflict Minerals Rules") in 2012. These rules generally require public companies to annually disclose information regarding whether Conflict Minerals are necessary to the functionality or production of their products, whether Conflict Minerals contained in their products originated in any "Covered Countries," and information about the source and chain of custody of any such Conflict Minerals. "Conflict Minerals" are gold, columbite-tantalite (coltan), cassiterite, and wolframite (including their derivatives, tantulum, tin and tungsten), and may include other designated minerals in the future. "Covered Countries" are the DRC and any country with which it shares an internationally recognized border.

Conflict Minerals Policy

Delta Apparel, Inc. and its subsidiaries and affiliates support the Dodd-Frank Act's goal of preventing armed groups in the Covered Countries from benefiting from the sourcing of Conflict Minerals from that region. We are committed to responsible sourcing of materials for our products and we expect that our suppliers will be similarly committed. We also support greater transparency in the supply chain, particularly with respect to the sourcing of Conflict Minerals. Accordingly, we have adopted this Conflict Minerals Policy and we expect our suppliers to adopt a similar policy and to partner with us to: (i) provide appropriate information and conduct necessary due diligence to facilitate our compliance with the Conflict Minerals Rules, and (ii) adopt appropriate sourcing practices so that Conflict Minerals are sourced only in a manner that results in products and materials that are "DRC Conflict Free", which means that the product or material does not contain Conflict Minerals that directly or indirectly finance or benefit armed groups in the Covered Countries.

Supplier Expectations

As a supplier of Delta Apparel, Inc. or its subsidiaries or affiliates, we expect the following:

•	Your company will not supply us with any products or other materials that directly or indirectly finance or benefit armed groups in the Covered Countries;

•	Your company is expected to source Conflict Minerals only from sources that are identified as DRC Conflict Free;

•
Your company should develop policies, procedures and due diligence processes that are reasonably designed to prevent products or materials that are not DRC Conflict Free from entering our supply chain and to provide transparency as to the source of any Conflict Minerals; and

•
Your company should take measures to identify the steps in the supply chain through which Conflict Minerals are introduced, and to undertake all due diligence efforts necessary to identify the smelter, refiner and/or mine from which Conflict Minerals originate, including requiring direct or indirect suppliers to your company to cooperate in diligence efforts and to provide any information necessary to facilitate our compliance efforts with respect to the Conflict Minerals Rules.

In an effort to meet the above expectations, our suppliers are expected to:

•	Implement policies and procedures that are consistent with this Conflict Minerals Policy and require that your direct and indirect suppliers do the same;

•
Establish procedures and contractual provisions that facilitate the traceability of Conflict Minerals within the Delta Apparel, Inc. supply chain and the sourcing of DRC Conflict Free products and materials under all circumstances;

•
Upon request, provide us with timely and accurate information regarding the source of Conflict Minerals in our supply chain and the steps taken to determine whether such products and materials are DRC Conflict Free, including whether the source has been verified by a recognized, independent third party;

•	Use reasonable efforts to source Conflict Minerals from smelters and refiners that have been validated by a recognized, independent third party as DRC Conflict Free; and

•	Advise us as promptly as possible of any determination that any products or materials in our supply chain are not DRC Conflict Free.

We evaluate our relationship with our suppliers on an ongoing basis and this evaluation includes the extent to which a supplier has failed to reasonably comply with this Conflict Minerals Policy. If a supplier's efforts are deficient, we may take any action we deem appropriate, including but not limited to termination of the supplier relationship.

Nothing in this Conflict Minerals Policy is intended to grant any additional rights to any of our suppliers or to in any way modify or otherwise limit our contractual or legal rights.

Additional Information

Please contact the Company's General Counsel at (864) 232-5200 ext. 6604 should you have any questions regarding this Conflict Minerals Policy.

This policy is available within the Sustainability section of our website located at www.deltaapparelinc.com/about/sustainability.

Reasonable Country of Origin Inquiry

We have in good faith conducted a reasonable country of origin inquiry regarding the 3TG necessary to the functionality and/or production of our products (the "RCOI"). Our RCOI was designed to provide a reasonable basis for us to determine whether any 3TG in our products or components thereof originated in the Covered Countries and whether any such 3TG may have come from recycled or scrap sources. As part of our RCOI, we identified those products that may contain 3TG and which of our direct suppliers provide us with such products or components thereof.

As with many registrants reporting under Rule 13p-1, we are dependent on our direct suppliers to provide us with information regarding the origin of any 3TG within our products or product components, including the sources of 3TG or products containing 3TG supplied to our direct suppliers by lower-tier suppliers. As part of our RCOI, we took what we believe to be a reasonable approach of identifying the direct suppliers that provide us with products or product components that may potentially contain 3TG and contacting these direct suppliers and others regarding the requirements of Rule 13p-1 and the Company's related reporting obligations and expectations. In addition, we utilized a due diligence communication survey designed to facilitate disclosure from our direct suppliers regarding 3TG. The due diligence survey contains inquiries regarding the origin of any 3TG included in the products and components provided by our direct suppliers. We followed up with each supplier that did not respond to our initial survey attempt and ultimately received responses from all but a very few of the suppliers to whom a due diligence survey was submitted.

Based on the results of our RCOI, including the responses to the above-referenced due diligence survey, we determined that we have no reason to believe that any 3TG necessary to the functionality or production of our products may have originated in the Covered Countries or did not come from other than recycled or scrap sources during the applicable reporting period. We conducted our RCOI in good faith and believe the results of our RCOI allowed us to reasonably make the above determination.